Exhibit 10.26
Contract on the Transfer of the Use Rights of
State-owned Land for Construction

Prepared jointly by the Ministry of Land & Resources and the General Administration for Industry & Commerce of the People’s Republic of China

Contract No.: 35012520100804G513

Contract on the Transfer of the Use Rights of State-owned Land for Construction

This Contract is made by and between:

Transferor:	Yongtai County Land & Resources Bureau

Address:	No. 155, Xianfu Road, Zhangcheng Township, Yongtai County

Postcode:	350700

Phone:	0591-24857851

Fax:	0591-24857851

Bank:

Account No.:

Transferee:	Yida (Fujian) Tourism Group Limited

Address:	No. 68, Xianfu Road, Zhangcheng Township, Yongtai County

Postcode:	350700

Phone:

Fax:

Bank:

Account No.:

Chapter I           General Provisions

Article 1
This Contract has been executed by both parties hereto on the basis of the principles of equality, voluntariness, financial compensation and integrity and in accordance with the Property Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, and the Land Administration Law of the People’s Republic of China, and the Urban Real Estate Administration Law of the People’s Republic of China, as well as other relevant administrative regulations and land supply policies.

Article 2
The land to be transferred is owned by the People’s Republic of China. As authorized by the law, the Transferor transfers the use rights of state-owned land for construction. Underground resources and objects buried underground do not fall within the scope of the transfer of the use rights of state-owned land for construction.

Article 3
Throughout the term of the transferred use rights, the Transferee has the rights to occupy, use, profit from and dispose of state-owned land for construction which it has obtained legally, and to construct buildings, structures and other auxiliary facilities on the land plot according to the law.

Chapter II          Delivery of the Land Plot and Payment of Transferring Fees

Article 4
The land plot to be transferred under this Contract shall be Land Plot No. Zhang [2010] Gua 05-13, which has a total area of 130,513 square meters (in figures) or one hundred thirty thousand five hundred and thirteen square meters (in words). The area to be transferred shall be 130,513 square meters (in figures) or one hundred thirty thousand five hundred and thirteen square meters (in words).

Article 5	The purpose of the land plot to be transferred under this Contract shall be:
Land for facilities for scenic areas; area: 3.6692 hectares. Land for accommodation and catering purposes; area: 2.4954 hectares. Land for cultural, sports and recreational purposes; area: 6.8867 hectares.

Article 6
The Transferor agrees to deliver the said land plot to the Transferee before October, 19, 2010. The Transferor shall ensure that upon its delivery, the land plot shall meet the land conditions specified in Item (II):

(I)        Site leveling shall meet _________________/______________________.
        Infrastructure facilities in the vicinity shall meet ___________/________.

(II)       In the current state.

Article 7
The use rights of the state-owned land for construction to be transferred under this Contract shall have a term of 40 years, starting from the date of the delivery as specified in Article 6. If the said state-owned land for construction was originally allocated or leased and additional formalities are required, the term of the use rights shall start from the date of the execution of this Contract.

Article 8
The use rights of the said state-owned land for construction which is to be transferred under this Contract shall be transferred for a total price of RMB 12,805,000 (in figures) or RMB twelve million and eight hundred and five thousand (in words), with a unit price of RMB 98.11 (in figures) or RMB ninety eight point eleven (in words).

Article 9
The deposit for the land plot under this Contract shall be RMB 2,560,000 (in figures) or RMB two million and five hundred and sixty thousand (in words). The deposit shall be offset against the payment for the transferred land plot.

Article 10	The Transferee agrees to pay the price of the transferred use rights of the state-owned land for construction to the Transferor in accordance with Point (II) of Item (I) of this Article:

(I)        In one lump sum within __/__ days of the execution of this Contract;

(II)       In two installments on the dates and in the amount specified below.

First Installment:  RMB 6,402,500 (in words) or RMB six million, four hundred and two thousand, and five hundred (in figures), to be paid before September 4, 2010.

Second Installment: RMB 6,402,500 (in words) or RMB six million, four hundred and two thousand, and five hundred (in figures), to be paid before October 4, 2010.

Article 11
After paying the total price for the transferred land plot according to this Contract, the Transferee may apply for the registration of the use rights of the state-owned land for construction by producing this Contract, the payment receipt and other related certificates.

Chapter III        Land Development, Construction and Utilization

Article 12	The Transferee agrees that the development investment intensity of the land plot under this Contract shall comply with the provisions of Item (I) below:

(I)
If the land plot under this Contract is devoted to an industrial project, the Transferee agrees that the total investment in fixed assets for the land plot under this Contract shall be no lower than the approved or registered amount RMB ______/_____ (in figures) or RMB _____/_____ (in words), and the investment intensity shall be no lower than RMB ______/_____ (in figures) or RMB _____/_____ (in words) per square meter. Investment in fixed assets for the construction project on the land plot under this Contract includes investment in buildings, structures and their auxiliary facilities and equipment and the price of the transfer.

(II)
If the land plot under this Contract is devoted to a non-industrial project, the Transferee agrees that the total investment on the development of the land plot under this Contract shall be no lower than RMB ______/_____ (in figures) or RMB _____/_____ (in words).

Article 13
New buildings, structures and their auxiliary facilities built by the Transferee within the limits of the land plot under this Contract shall comply with the zoning conditions for the transferred land plot as determined by the municipal or county government planning authorities.

Article 14	The Transferee agrees that the supporting facilities for the land plot under this Contract shall comply with the provisions of Item __/__ of this Article:

(I)
If the land plot under this Contract is devoted industrial purposes, according to the zoning conditions determined by the planning authorities, the area of the land plot devoted to the construction of administration offices and living quarters for the enterprise shall not exceed __/__% of the total area of the transferred land plot. In other words, the area shall not exceed __/__ square meters and the gross floor area shall not exceed __/__ square meters. The transferee shall not build any apartment, experts’ building, hotel, hostel, training center or other nonproductive facility within the limits of the transferred land plot.

(II)
If the land plot under this Contract is devoted to residential purposes, according to the zoning conditions determined by the planning authorities, the Transferee shall build at least __/__ apartments within the limits of the transferred land plot, including at least __/__ apartments each with a gross floor area of less than 90 square meters, with the layout requirements of ____/____. The number of apartments each with a gross floor area of less than 90 square meters shall be no lower than __/__% of the total area of the development of the said land plot. If a number of economical apartments, low-rent apartments and other government-subsidized apartments are to be built within the limits of the land plot under this Contract, the Transferee shall comply with Item __/__ below after the completion of the construction.

1.	Deliver the completed apartments to the government;

2.	Sell the completed apartments to the government;

3.	Follow the government’s regulations on the construction and marketing administration of economical apartments;

4.	__________/__________.

Article 15
The Transferee agrees that it will build the following supporting facilities within the limits of the land plot under this Contract in sync with project construction and deliver them gratis to the government upon completion: ______/______.

Article 16	The Transferee agrees that the construction project under this land plot shall commence before August 4, 2011 and be completed before August 4, 2013.

Article 17
The Transferee shall following the applicable regulations on the connection to the water and gas supply system, the drainage system, other facilities, main lines outside the land plot, the substation, and other connection works when engaged in construction on the land plot under this Contract.

Article 18	The Transferee shall strictly follow the purpose and plot ratio of the land plot specified in this Contract, and shall not change them without authorization.

Article 19
The government reserves the rights to adjust the zoning plan of the land plot under this Contract during the term of the same land plot. If the original zoning plan is revised, existing buildings on the land plot shall not be affected; however, the new zoning plan shall be applicable to the modification, renovation and reconstruction of buildings, structures and their auxiliary facilities on the land plot during the term of the use rights, and to the application for a renewal of the original term of the use rights.

Article 20
Before the expiration of the term of the use rights of the state-owned land for construction as specified in this Contract, the Transferor shall not take back such use rights as long as they are being utilized according to the law. In special circumstances where the use rights must be taken back for public interest, the Transferor shall file for approval according to the statutory procedure and compensate the land user according to the market price of value and remaining years of the buildings, structures and other auxiliary facilities on the land plot and the assessed direct losses suffered by the land user.

Chapter IV        Assignment, Lease and Mortgage of the Use Rights of State-owned Land for Construction

Article 21
After it has fully paid the total price of the transferred use rights of the state-owned land for construction according to the provisions of this Contract and has obtained a state-owned land utilization certificate, the Transferee shall have the right to assign, lease or mortgage, in full or in part, the use rights of the state-owned land for construction under this Contract.

Article 22
Any contract on the assignment, lease or mortgage of the use rights of state-owned land for construction shall not contradict any national law, statute or regulation or any provisions of this Contract.

Article 23
Upon the assignment of the use rights of state-owned land for construction in full or in part, the rights and obligations stated in this Contract and the land registration documents shall be assigned as well, and the term of the utilization of the assigned use rights shall be the term of the use rights specified in this Contract minus the years which have already elapsed in the term of the use rights specified in this Contract.

Article 24
In the event of assignment or mortgage of the use rights of state-owned land, the Assignor and the Assignee or the Mortgagor and the Mortgagee shall complete land change registration formalities with the land and resources administration agency by producing this Contract, their assignment or mortgage contract, and the state-owned land use certificate.

Chapter V         Expiration of the Term

Article 25
If the land user wishes to continue the utilization of the land plot under this Contract upon the expiration of the term of this Contract, it shall submit an application to the Transferor for a renewal of the term at least one year before the expiration of the term. The Transferor shall approve such application unless it is absolutely to take back the land plot under this Contract for the sake of public interest.

The term of the use rights of land plots devoted to residential purposes will be automatically renewed upon expiration.

Where the Transferor agrees with such renewal, the land user shall complete the formalities for paid land use such as transfer or lease, sign a new contract accordingly, and pay the price of the transferred land plot and rents.

Article 26
If the application for renewal submitted by the land user upon the expiration of the term of the transferred use rights is rejected for the sake of public interest, the land user shall return the state-owned land use certificate and complete the formalities for the revocation of state-owned land use rights, upon which the use rights will be taken back by the Transferor without any compensation.

Article 27
If the land user does not submit an application for renewal upon the expiration of the term of the transferred use rights, the land user shall return the state-owned land use certificate and complete the formalities for the revocation of state-owned land use rights, upon which the use rights will be taken back by the Transferor without any compensation. Buildings, structures and their auxiliary facilities remaining on the land plot under this Contract shall be possessed by the Transferor without any compensation. The land user shall maintain the buildings, structures and their auxiliary facilities on the land plot in a working condition and shall not damage them deliberately. If the buildings, structures and their auxiliary facilities on the land plot are no longer usable, the Transferor may require the land user to relocate or demolish them, and level the site.

Chapter VI        Force Majeure

Article 28	Neither party shall be responsible for its complete or partial failure to perform this Contract due to an event of force majeure.

Article 29	The party encountering the event of force majeure shall notify the other party by mail, telegraph or facsimile within seven days of the occurrence of the event.

Chapter VII       Liability for Breach of Contract

Article 30
The Transferee shall pay the price of the transferred use rights of state-owned land for construction according to the provisions of this Contract. Where the transferee defers such payment, it shall pay to the Transferor a penalty equal to 0.01% of the sum overdue per day.

Article 31
If the Transferee terminates the project investment and construction for its own reason and files a request with the Transferor to terminate this Contract and return the land plot, after obtaining the approval of the People’s Government which originally approved the land transfer scheme, the Transferor may refund the Transferee’s payment for the price of the transferred use rights of state-owned land for construction in full or in part without interest, except the deposit, and take back the use rights of the said land plot. In this case, the Transferor will not compensate the Transferee for buildings, structures and their auxiliary facilities standing on the land plot, and may require the Transferee to remove the buildings, structures and their auxiliary facilities and level the site.

Article 32
If the Transferee causes the land plot to be idle for more than one year but less than two years, it shall pay a land idleness fee. If the land plot remains idle for more than two years with no construction commenced, the Transferor shall have the right to take back the use rights of state-owned land for construction without compensation.

Article 33
If the Transferee fails to commence construction on the date specified in this Contract or will commence construction on a later date approved, for each day the construction is deferred, the Transferee shall pay to the Transferor a penalty equal to 0.03% of the total price for the transferred use rights of state-owned land for construction, and the Transferor shall have the right to demand the Transferee to continue the performance of this Contract.

Article 34
If the total investment into fixed assets, investment intensity or total investment into the development of the project fails to reach the level specified in this Contract, the Transferor may demand the Transferee to pay a penalty according to the percentage of the shortfall against the total amount of investment required and in the investment intensity level specified, and demand the Transferee to continue the performance of this Contract.

Article 35
If any indicator of the land plot under this Contract, such as the plot ratio or building density, falls below the minimum requirement specified in this Contract, the Transferor may demand the Transferee to pay a penalty according to the percentage of the shortfall against the minimum requirement specified, and demand the Transferee to continue the performance of this Contract. If any indicator of the land plot under this Contract, such as the plot ratio and building density, exceeds the maximum requirement specified in this Contract, the Transferor may take possession of the excessive part and demand the Transferee to pay a penalty according to the percentage of the excess against the specified requirement. In both cases, the penalty shall be of the same percentage of the total price for the use rights of state-owned land for construction.

Article 36
If any indicator, such as the greening ratio or the percentage or the gross floor area of administration offices or accommodation or other service facilities, exceeds the requirement specified in this Contract, the Transferee shall pay a penalty equal to __/__% of the price for the transferred use rights of the land plot and remove the greenery and facilities in question at its own expense.

Article 37
If the Transferee pays the price for the transferred use rights of state-owned land for construction on time according to the provisions of this Contract, the Transferor shall deliver the land plot to the Transferee on time according to the provisions of this Contract.

Article 38
If the Transferor fails to deliver the land plot on time, or if the delivered land plot fails to meet the conditions specified in this Contract, or if the Transferor unilaterally changes the conditions for land use, the Transferee shall have the right to demand the Transferor to perform its obligations under this Contract and compensate the Transferee for direct losses arising from the Transferor’s delayed performance of its obligations under this Contract.

Chapter VIII     Governing Laws and Dispute Resolution

Article 39	The execution, effectiveness, interpretation, performance and dispute resolution shall be governed by the laws of the People’s Republic of China.

Article 40
Any dispute arising out of or in connection with this Contract shall be resolved through amicable consultations with each other. If the dispute cannot be resolved by such consultations, it shall be resolved in accordance with the method specified in Item (II) below:

(I)	Arbitration by _____________ Arbitration Committee;

(II)	Lawsuit with the People’s Court.

Chapter IX        Miscellaneous

Article 41
The scheme for the transfer of the land plot under this Contract has been approved by the Yongtai County People’s Government. This Contract shall become effective on the date of its execution by both parties hereto.

Article 42	Both parties hereto warrant that their respective names, postal addresses, telephone and facsimile numbers, and the particulars of their respectively banks and agents are true and valid.

Article 43	This Contract and its appendices comprise ___ pages and are written in Chinese.

Article 44	All prices, amounts and sizes in this Contract shall be expressed in both words and figures. Where there is a discrepancy between the words and the figures, the words shall prevail.

Article 45	For matters not covered in this Contract, both parties hereto may work out an agreement as an appendix to this Contract. Such an agreement shall have the same legal effectiveness as this Contract.

Article 46	This Contract shall be executed in four counterparts, with the Transferor and the Transferee each retaining two. All counterparts are equally authentic.

Transferor (Seal):   Yongtai County Land & Resources Bureau

Legal Representative (Signature): Zheng Xiaobin

Transferee:   Yida (Fujian) Tourism Group Limited

Legal Representative (Signature): Chen Minhua

August 9, 2010